UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 13, 2010

The Nielsen Company B.V.

(Exact name of registrant as specified in its charter)

The Netherlands	333-142546-29	98-0366864
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

770 Broadway New York, New York 10003 (646) 654-5000		Diemerhof 2 1112 XL Diemen The Netherlands +31 20 398 8777

(Address of principal executive offices)

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	– Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) Effective August 13, 2010, Javier G. Teruel was elected as a member of the Supervisory Board of The Nielsen Company B.V. Mr. Teruel is expected to be appointed to the Audit Committee of the Supervisory Board as of September 30, 2010.

Mr. Teruel is 60 years of age. He is a Partner of Spectron Desarrollo, SC, an investment management and consulting firm; Retired Vice Chairman (2004 to 2007) of Colgate-Palmolive Company (consumer products), with which he served in positions of increasing importance since 1971, including as Executive Vice President responsible for Asia, Central Europe, Africa and Hill’s Pet Nutrition, as Vice President of Body Care in Global Business Development in New York, as President and General Manager of Colgate-Mexico, as President of Colgate-Europe, and as Chief Growth Officer responsible for the company’s growth functions; Director of The Pepsi Bottling Group, Inc. from 2007 to 2010; Director of Starbucks Corporation and a Director of JCPenney since 2008.

As a member of the Supervisory Board, Mr. Teruel will receive an annual retainer of $60,000. He is expected to receive an annual grant of stock options having a value of US$100,000 at an exercise price equal to the fair market value as of the date of grant to vest in four quarterly installments with a term of ten years from the date of grant. As a member of the Audit Committee, he will receive an annual retainer of $10,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 13, 2010

THE NIELSEN COMPANY B.V.

By:	/s/ Jeffrey R. Charlton
	Name:	Jeffrey R. Charlton
	Title:	Senior Vice President and Corporate Controller (Principal Accounting Officer)

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